Exhibit 4.66

Buyer: CSUN Eurasia Energy Systems Industry and Trade Inc.

Address :Istanbul Industrial & Free Trade Zone Akif Kopuz St. No: T-10, B Block, 1st floor, Aydinli-Tuzla 34957 ISTANBULnlı-Tuzla 34957 İSTANBUL Turkey

Purchase Order

PO No.:	Date:

Supplier :

CEEG (SHANGHAI) SOLAR SCIENCE

TECHNOLOGY CO., LTD.

Address: NO.5999 GUANGFULIN ROAD, SONGJIANG, SHANGHAI, CHINA

Tel: 86 21 6025 9200

Fax: 86 21 6029 1900

Contact Person : hong.yu@chinasunergy.com

Attention:

We are pleased to submit the Purchase Order for the attached Materials on the terms and conditions set forth below.

1 Specifications:

Material Name	Material No.	Specification	Quantity	Unit	Total amount
semi-finished solar module	550035	265-60P	5720	113.95	€651,794.00
semi-finished solar module	550035	250-60P	29120	102.5	€2,984,800.00
			Total amount:		€3,636,594.00

2 Delivery date:	8/15/2013

3 Terms of Payment:	T/T 30 days after received goods.

4 Shipment Term:	CIF Turkey, BY SEA

5 Specifications:	Csun's specifications as previous.

6 Broken Rate and Shortage:	Except forwarder problem, broken rate should be less than 0.3%, if over, supplier should be replaced them within 30 days.Supplier should replenish the shortage within 30 days after receiving the notice from buyer.

7 remarks:	This PO is made out in two originals, one original to be held by each party in witness thereof. Fax for this PO is same valid as original.

For and on behalf of	For and on behalf of

CSUN Eurasia Energy Systems Industry and Trade Inc.	CEEG (SHANGHAI) SOLAR SCIENCE
TECHNOLOGY CO., LTD

/s/ CSUN Eurasia Energy Systems Industry and Trade Inc.	/s/ CEEG (SHANGHAI) SOLAR SCIENCE
TECHNOLOGY CO., LTD

Date:	Date: